UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

DIRECTVIEW HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-53741	04-3053538
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

21218 Saint Andrews Blvd., suite 323,
Boca Raton, FL
(Address of principal executive offices)

(561) 750-9777
(Registrant’s telephone number, including area code)

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On June 10, 2009, DirectView Holdings, Inc., a Nevada corporation (the “Company”) issued that certain convertible promissory note in the principal amount of $22,000 in favor of Roger Ralston (“Ralston”) in exchange for a $22,000 loan to the Company (the “Note”). On April 1, 2015, Ralston converted $10,000 of the principal amount underlying the Note into 100,000,000 shares of common stock of the Company (conversion price of $0.0001 as set forth in the Note).

On April 1, 2015, pursuant to the terms of the Note we issued an aggregate of 100,000,000 shares of common stock of the Company to Ralston.

The securities issued pursuant to the Note were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTVIEW HOLDINGS, INC.

Dated: April 10, 2015	By:	/s/ Roger Ralston
Name: Roger Ralston
Title: Chief Executive Officer